Exhibit 2

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”) by and between L.I.A. Pure Capital Ltd. (“Pure Capital”), and iDnext Ltd., an Israeli Corporation (the “Holder”), is entered into as of February 6, 2019 (the “Effective Date”). Each a “Party”, and collectively the “Parties”.

W I T N E S S E T H

WHEREAS, as of the date hereof, the Holder holds 112,662 ordinary share of B.O.S. Better Online Solutions Ltd. (the “Ordinary Shares” and “Company”, respectively), which represent, based on public information available as of the date hereof, approximately 3.17% of the total issued and outstanding Ordinary Shares of the Company, and (ii) approximately 3.17% of the total voting power of the Company;

WHEREAS, the Holder has agreed to enter into this Agreement with respect to all the Ordinary Shares currently owned and which may hereafter be acquired by the Holder and any other securities, if any, which the Holder is currently entitled to vote, or after the Effective Date, become entitled to vote, pursuant to, among others, any share split, share dividend, recapitalization, reorganization, combination or the acquisition or receipt of additional Company Ordinary Shares or securities (the “Other Securities”), at the first meeting of the shareholders of the Company called following the Effective Date, however called, and any adjournments thereof, provided such meeting will be held no later than May 15, 2019 (the “Meeting”); and

WHEREAS, the Holder wishes to appoint Pure Capital to act as his proxy holder and attorney in fact with respect to the voting of the Holder’s Ordinary Shares and Other Securities at the Meeting, as further set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1.	Voting Agreement

1.1.	Voting Agreement. The Holder hereby agrees that at the Meeting, the Holder shall vote: (a) the Ordinary Shares and the Other Securities according to the instructions to be provided by Pure Capital in connection with the removal of the existing members of the board of directors of the Company (the “Board”) and the appointment of the persons specified in Annex A to this Agreement, to be nominated to the Board by Pure Capital and (b) against any proposal or any other corporate action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Holder under this Agreement.

1.2.	Proxy. In order to secure the performance of Holders’ obligations under this Agreement, the Holder hereby revokes any and all previous proxies granted with respect to the Ordinary Shares and Other Securities and irrevocably grants to Pure Capital (or any of his representatives to be appointed by Pure Capital at his sole discretion) with an irrevocable proxy and power of attorney in the form attached hereto as Annex B (the “Irrevocable Proxy”), to act, until the adjournment of the Meeting (the “Termination Date”), on behalf of the Holder with respect to the Ordinary Shares and Other Securities owned or held by the Holder, at any time and from time to time hereafter, and empowers Pure Capital with the exclusive right, exercisable in any manner in Pure Capital’s sole and absolute discretion to receive all relevant information, attend and vote on the Holder’s behalf at the Meeting, provided it will be only with respect and in accordance with Section 1.1 hereinabove.

1.3.	In the event of any share split, share dividend, recapitalization, reorganization, combination or the acquisition or receipt of additional Company shares, the provisions of this Agreement and the Irrevocable Proxy shall also apply to any ordinary shares issued to or otherwise held by the Holder.

2.	Representations and Warranties of the Holder

The Holder hereby represents and warrants to Pure Capital as follows:

2.1.	Valid Existence. Holder is a corporation duly organized, validly existing and in good standing under the laws of the State of Israel and has the requisite corporate power and authority to carry on its business as it is now being conducted.

2.2.	Authority Relative to this Agreement. The Holder has all necessary power and authority to execute and deliver this Agreement, to perform his or its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Holder and constitutes a legal, valid and binding obligation of the Holder, enforceable against the Holder in accordance with its terms, except (a) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws now or hereafter in effect relating to, or affecting generally, the enforcement of creditors’ and other obligees’ rights and (b) where the remedy of specific performance or other forms of equitable relief may be subject to certain equitable defenses and principles and to the discretion of the court before which the proceeding may be brought.

2.3.	Ownership of Shares. As of the date hereof, the Holder is the owner of the number of Ordinary Shares and Other Securities set forth in the preamble and it is entitled to vote such Ordinary Shares and Other Securities, without restriction, on all matters brought before holders of share capital of the Company, which Ordinary Shares represents on the date hereof the percentage of the outstanding share capital and voting power of the Company set forth in the preamble. Such Ordinary Shares and Other Securities are all the securities of the Company owned, either of record or beneficially, by the Holder. Such Ordinary Shares are owned free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Holder’s voting rights, charges and other encumbrances of any nature whatsoever. The Holder has not appointed or granted any proxy, which appointment or grant is still effective, with respect to the Ordinary Shares or Other Securities owned by the Holder.

3.	Covenants

3.1.	No Disposition or Encumbrance of Shares. The Holder hereby covenants and agrees that until the Termination Date, the Holder shall not offer or agree to sell, transfer, tender, assign, hypothecate or otherwise dispose of, grant a proxy or power of attorney with respect to, or create or permit to exist any security interest, lien, claim, pledge, option, right of first refusal, agreement, limitation on shareholders’ voting rights, charge or other encumbrance of any nature whatsoever (“Encumbrance”) with respect to the Ordinary Shares or Other Securities, directly or indirectly, or initiate, solicit or encourage any person to take actions which could reasonably be expected to lead to the occurrence of any of the foregoing.

3.2.	Transfer Restrictions. Until the Termination Date, the Holder will not, sell, transfer, assign, tender in any tender or exchange offer, pledge, encumber, hypothecate or similarly dispose of (by merger, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, enter into any swap or other arrangements that transfers to another, in whole or in part, any of the economic consequences of ownership of, enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, lien, hypothecation or other disposition of (by merger, by testamentary disposition, by operation of law or otherwise) or otherwise convey or dispose of, any of the Ordinary Shares and the Other Securities, or any interest therein, including the right to vote any Ordinary Shares and the Other Securities, as applicable.

4.	Miscellaneous

4.1.	Further Assurances. The Holder shall execute and deliver such further documents and instruments and take all further action as may be reasonably necessary in order to consummate the transactions contemplated hereby.

4.2.	Entire Agreement. This Agreement constitutes the entire agreement among the Holder and Pure Capital with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the Holder and Pure Capital with respect to the subject matter hereof.

4.3.	Amendment. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

4.4.	Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

4.5.	Governing Law. This Agreement and the rights and obligations of the parties shall be governed by, and construed and enforced in accordance with, the laws of the State of Israel including all matters of construction, validity, performance and enforcement, without giving effect to principles of conflict of laws. The competent court in the District of Tel Aviv shall have exclusive jurisdiction over this Agreement.

4.6.	Publicity. The Holder hereby acknowledges and confirm that this Agreement shall be publicly filed with the Securities and Exchange Commission.

4.7.	Termination. This Agreement shall terminate upon the earlier of: (i) the adjournment of the Meeting; or (ii) May 15, 2019.

[Signature Page to Follow]

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement as of the date first written above.

L.I.A. PURE CAPITAL LTD.

By:	/s/ Kfir Silberman
Title:	Chairman and Chief Executive Officer

IDNEXT LTD.

By:	/s/ Moti Harel
Title:	Chief Executive Officer

[Voting Agreement Signature Page]

Annex A

1.	Lior Amit

2.	Itschak Shrem

3.	Liron Carmel

4.	Eli Yoresh

5.	Dr. Hedva Voliovitch

Annex B

Irrevocable Proxy and Power of Attorney

I, the undersigned, hereby irrevocably appoint L.I.A. Pure Capital Ltd. as my proxy (the “Representative”) to represent me and to act and to vote in my name (or abstain from voting) for me and on my behalf as he shall deem appropriate at his sole and absolute discretion, with full power of substitution, at all annual, special or extraordinary meetings of the shareholders of B.O.S. Better Online Solutions Ltd. (the “Company”) or at any adjournment thereof, to sign on my behalf any proxy material related thereto, and to receive all notices and information, concerning all my securities in the Company, either currently and/or in the future owned by me (as adjusted from time to time in accordance with the Articles of Association of the Company, as may be amended from time to time).

This Irrevocable Proxy and Power of Attorney shall expire automatically and be of no further force or effect immediately upon the earlier of: (i) the Termination Date; or (ii) May 15, 2019, and shall remain irrevocable until such time. The expiration of this Irrevocable Proxy and Power of Attorney shall in no manner affect the validity of any action taken hereunder or of any agreement, document, instrument, affidavit or approval which has been signed or given as aforesaid prior to the expiration hereof and in accordance herewith.

Terms used but not defined herein shall have the meaning ascribed to them in the Voting Agreement.

IN WITNESS WHEREOF, the undersigned has executed this IRREVOCABLE PROXY AND POWER OF ATTORNEY as of the date written below.

IDNEXT LTD.

By:	/s/ Moti Harel
Title:	Chief Executive Officer
Date:	February 6, 2019